Exhibit 99.1
Investor Contact:	Alex Lewis
877-784-7167

Media Contact:	Debbie Atkins	NEWS RELEASE
864-597-8361

DENNY’S REPORTS SEPTEMBER SAME-STORE SALES

Spartanburg, S.C., October 5, 2006 - Denny’s Corporation (NASDAQ:DENN) today reported same-store sales for its company-owned Denny’s restaurants during the five-week month ended September 27, 2006 compared with the related period in fiscal year 2005.

Sales:	Sept. 2006	3Q 2006	YTD 2006
Same-Store Sales	5.5%	4.2%	2.8%
Guest Check Average	3.3%	3.7%	5.2%
Guest Counts	2.1%	0.6%	(2.2%)

Restaurant Counts:	9/27/06	12/28/05
Company-Owned	535	543
Franchised and Licensed	1,024	1,035
	1,559	1,578

Denny’s reported a five-unit decline in company-owned restaurants during the month of September. Four of these units were closed last September as a result of Hurricane Katrina but were not removed from the unit count pending a decision on whether to reopen the restaurants. At this time, we determined that these locations will not reopen in the near future, if at all.

Denny’s plans to release financial and operating results for the third quarter of 2006 after the markets close on Thursday, October 26. In addition, Denny’s plans to release same-store sales for the month ended October 25 after the markets close on Thursday, November 2.

Denny’s is America’s largest full-service family restaurant chain, consisting of 535 company-owned units and 1,024 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit our website at www.dennys.com.